Exhibit 5

Condensed Interim Financial Statements

As at 30 June 2015

www.coebank.org

CEB – Condensed Interim Financial Statements as at 30 June 2015	1

Comments on financial results as at 30 June 2015 (unaudited)

The European economy has seen fragile growth since the beginning of 2015, with uncertainties remaining because of the global geopolitical climate. However, the CEB achieved its business goals and displayed satisfactory financial performance at the end of the second quarter of 2015, effectively fulfilling its social mandate in Europe.

In terms of activities for the first half-year of 2015, the amounts of projects approved (€ 1.7 billion) and loans disbursed (€ 685.6 million) were in line with the objectives defined in the Development Plan for 2014-2016. The stock of projects approved awaiting financing reached € 5.5 billion at 30 June 2015 (31 December 2014: € 4.6 billion), of which 67.3% are in favour of target countries from Central, Eastern and South Eastern Europe. Outstanding loans increased slightly to € 12.7 billion at 30 June 2015 compared to € 12.6 billion at year-end 2014.

The prudential ratios of the Bank remain within their respective limits.

During the first half-year of 2015, the Bank issued bonds in an amount of € 2.2 billion. The amount of debt securities in issue, which supports the Bank’s operations, increased from € 19.4 billion at 31 December 2014 to € 19.7 billion at 30 June 2015. This change is mainly due to the foreign exchange variation between the US dollar and the Euro during this period.

The net profit (unaudited) at 30 June 2015 amounted to € 60.9 million, i.e. a slight increase of € 0.9 million (1.4%) compared to the same period in 2014. This evolution is mainly due to the positive impact of financial instruments at fair value through profit and loss (€ 5.0 million), to the increase in general operating expenses (€ 3.6 million) and to the decrease in interest margin (€ 0.5 million).

At 30 June 2015 equity stood at € 2.7 billion, an increase compared to year-end of 2014 (€ 2.5 billion). Own funds (equity plus uncalled capital) amounted to € 7.5 billion compared to € 7.4 billion at 31 December 2014.

In million euros

	30/06/2015 (*)	30/06/2014 (*)	31/12/2014
Projects approved	1,668	1,261	2,065
Stock of projects	5,465	5,099	4,619
Loans disbursed	686	616	1,743
Loans outstanding	12,736	12,508	12,568
Bonds issued	2,245	2,640	3,483
Debt securities in issue	20,326	19,813	19,374
Net profit	61	60	134
Equity	2,653	2,527	2,545
Own funds	7,513	7,387	7,405
Total assets	26,825	25,314	25,545
(*)	Unaudited

CEB – Condensed Interim Financial Statements as at 30 June 2015	2

FINANCIAL STATEMENTS

The Bank’s objectives

“The primary purpose of the Bank is to help in solving the social problems with which European countries are or may be faced as a result of the presence of refugees, displaced persons or migrants consequent upon movements of refugees or other forced movements of populations and as a result of the presence of victims of natural or ecological disasters.

The investment projects to which the Bank contributes may be intended either to help such people in the country in which they find themselves or to enable them to return to their countries of origin when the conditions for return are met or, where applicable, to settle in another host country. These projects must be approved by a member of the Bank.

The Bank may also contribute to the realisation of investment projects approved by a member of the Bank which enable jobs to be created in disadvantaged regions, people in low income groups to be housed or social infrastructure to be created”.

(Articles of Agreement, Article II).

Sectors of action

The Bank (CEB) contributes to the implementation of socially-orientated investment projects in favour of social cohesion in Europe through four major sectoral lines of action, namely the strengthening of social integration, management of the environment, supporting public infrastructure with a social vocation and supporting micro-, small and medium sized enterprises.

Its actions comply with eligibility criteria specific to each sectoral line of action, thus reflecting not only the CEB’s specific social vocation, but also the development logic underpinning all its activity.

In accordance with Administrative Council Resolution 1562 (2013), each of these four action lines involves the following fields:

●	Strengthening of social integration

To contribute to strengthening social integration and thus to attack the roots of exclusion means, at operational level, acting in favour of refugees, migrants and displaced persons, promoting social housing and improving living conditions in urban and rural areas.

●	Management of the environment

To contribute to managing the environment means not only systematically responding to emergency situations in the event of natural or ecological disasters, but also promoting protection of the environment and preservation of historic and cultural heritage.

●	Supporting public infrastructure with a social vocation

To support the development of public infrastructure with a social vocation in the key sectors of health, education, vocational training and administrative and judicial public services in the long term facilitates more dynamic and more equitable economic and social growth, promoting individual fulfilment and collective well-being.

●	Supporting Micro-, Small and Medium Sized Enterprises (MSMEs)

The CEB finances micro, small and medium-sized enterprises for the prime purpose of promoting the creation and preservation of viable jobs by facilitating access to credit. Such loans are also aimed at entities exercising craft activities or family enterprises engaged in regular economic activity.

CEB – Condensed Interim Financial Statements as at 30 June 2015	3

Balance sheet

As at 30 June 2015 (unaudited) and 31 December 2014 (audited)

			In thousand euros
Assets	Notes	30/06/2015	31/12/2014

Cash in hand, balances with central banks		373,763	203,897
Financial assets at fair value through profit or loss		1,739,803	1,275,571
Hedging derivative instruments		946,826	1,103,889
Available-for-sale financial assets		3,997,236	4,806,719
Loans and advances to credit institutions and to customers
Loans	D	13,057,432	12,991,603
Advances	D	3,889,803	2,299,197
Financial assets held to maturity		2,766,953	2,812,026
Tangible and intangible assets		46,581	46,169
Other assets		6,857	6,310
Total assets		26,825,254	25,545,381

Liabilities and equity
Liabilities
Financial liabilities at fair value through profit or loss		207,095	177,430
Hedging derivative instruments		571,821	654,265
Amounts owed to credit institutions and to customers	E	244,860	257,789
Debt securities in issue	E	21,216,322	20,472,364
Other liabilities		1,645,606	1,128,436
Social Dividend Account (SDA)		68,237	70,296
Provisions		218,240	239,327
Total liabilities		24,172,181	22,999,907

Equity
Capital	F
Subscribed		5,472,219	5,472,219
Uncalled		(4,859,802)	(4,859,802)
Called		612,417	612,417
General reserve		2,029,558	1,895,119
Net profit		60,860	134,439
Total capital, general reserve and net profit		2,702,835	2,641,975
Gains or losses recognised directly in equity		(49,762)	(96,501)
Total equity		2,653,073	2,545,474

Total liabilities and equity		26,825,254	25,545,381

CEB – Condensed Interim Financial Statements as at 30 June 2015	4

Income statement

For the first half 2015 (unaudited) and the first half 2014 (unaudited)

			In thousand euros
	Notes	30/06/2015	30/06/2014

Interest and similar income
Available-for-sale financial assets		6,628	11,866
Loans and advances to credit institutions and to customers		38,950	57,351
Financial assets held to maturity		46,661	48,099
Interest expenses and similar charges
Amounts owed to credit institutions and to customers		(67)	(1,298)
Debt securities in issue		(5,886)	(28,373)
Other interest expenses and similar charges		(1,782)	(2,690)
Interest margin	G	84,504	84,955

Net gains or losses from financial instruments at fair value through profit or loss		553	(4,415)
Net gains or losses from available-for-sale financial assets		24	24
Commissions (income)		577	547
Commissions (expenses)		(891)	(865)
Net banking income		84,767	80,246

General operating expenses		(22,510)	(19,001)
Depreciation and amortisation charges of fixed assets		(1,397)	(1,199)
Gross operating income		60,860	60,046
Cost of risk
Net profit		60,860	60,046

CEB – Condensed Interim Financial Statements as at 30 June 2015	5

Statement of comprehensive income

For the first half 2015 (unaudited) and the first half 2014 (unaudited)

		In thousand euros
	30/06/2015	30/06/2014
Net profit	60,860	60,046

Changes in value of available-for-sale financial assets	17,556	11,395
Changes in actuarial differences related to the pension scheme	23,953	(7,295)
Changes in actuarial differences related to the other post-employment benefits	5,230	3,181
Total other elements of comprehensive income	46,739	7,281

Comprehensive income	107,599	67,327

Statement of changes in equity

For the first half 2015 (unaudited) and the first half 2014 (unaudited)

							In thousand euros
	Capital and reserves			Gains or losses recognised directly in equity
	Called capital	Reserves and result	Total	Available for sale financial assets	Actuarial differences	Total	Total equity
Equity as at 31 December 2013	612,417	1,895,119	2,507,536	3,987	(51,526)	(47,539)	2,459,997
Net profit		60,046	60,046				60,046
Changes in value of assets and liabilities recognised directly in equity				11,395	(4,114)	7,281	7,281
Equity as at 30 June 2014	612,417	1,955,165	2,567,582	15,382	(55,640)	(40,258)	2,527,324
Net profit		74,393	74,393				74,393
Changes in value of assets and liabilities recognised directly in equity				2,763	(59,006)	(56,243)	(56,243)
Equity as at 31 December 2014	612,417	2,029,558	2,641,975	18,145	(114,646)	(96,501)	2,545,474
Net profit		60,860	60,860				60,860
Changes in value of assets and liabilities recognised directly in equity				17,556	29,183	46,739	46,739
Equity as at 30 June 2015	612,417	2,090,418	2,702,835	35,701	(85,463)	(49,762)	2,653,073

CEB – Condensed Interim Financial Statements as at 30 June 2015	6

Statement of cash flows

For the first half 2015 (unaudited) and the first half 2014 (unaudited)

			In thousand euros
For the first half year		2015	2014

Net profit		60,860	60,046
+/-	Depreciation charges of tangible and intangible assets	1,397	1,200
+/-	Net loss/net profit from investing operations	9,603	8,893
+/-	Change in interest receivable	26,049	40,849
+/-	Change in interest payable	(25,934)	(36,401)
+/-	Other non-monetary movements	5,907	10,419
	Total of non-monetary items included in the result	17,022	24,961

+	Reimbursements related to operations with credit institutions and customers	576,973	703,241
-	Disbursements related to operations with credit institutions and customers	(2,458,455)	(728,872)
+	Reimbursements related to other operations affecting financial assets or liabilities	3,180,154	2,068,699
-	Disbursements related to other operations affecting financial assets or liabilities	(1,249,608)	(2,331,605)
+/-	Cash flows related to operations affecting non-financial assets or liabilities	(476)	(6,834)
	Net cash flows from assets and liabilities resulting from operating activities	48,588	(295,372)
	Total net cash flows from operating activities (a)	126,470	(210,366)

+	Reimbursements related to financial assets held to maturity	100,000	109,040
-	Disbursements related to financial assets held to maturity	(59,119)	(123,092)
+/-	Cash flows related to tangible and intangible assets	(1,810)	(1,211)
	Total net cash flows from investing operations (b)	39,071	(15,263)

+/-	Cash flows from or to Member States	(1,205)	(3,223)
+	Reimbursements related to debt securities in issue	3,653,293	4,072,065
-	Disbursements related to debt securities in issue	(3,818,486)	(3,790,259)
	Total net cash flows from financing operations (c)	(166,399)	278,583

	Effect of changes in foreign exchange rates on cash and cash equivalents (d)	1,207	5,379

	Net increase/(decrease) in cash and cash equivalents (a)+(b)+(c)+(d)	349	58,332

Cash and cash equivalents at the beginning of the financial year		2,503,066	2,930,375
	Cash in hand, balances with central banks	203,897	286,640
	Advances repayable on demand and term deposits with credit institutions	2,299,169	2,643,735

Cash and cash equivalents at the end of the financial year		2,503,415	2,988,708
	Cash in hand, balances with central banks	373,763	68,984
	Advances repayable on demand and term deposits with credit institutions	2,129,652	2,919,724
	Changes in cash and cash equivalents	349	58,332

CEB – Condensed Interim Financial Statements as at 30 June 2015	7

NOTES TO THE FINANCIAL STATEMENTS

Note A – Summary of principal accounting methods applied by the Bank (CEB)

1. Applicable accounting standards

The Bank’s separate accounts are prepared in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union. In this regard, certain provisions of IAS 39 relating to hedge accounting have been excluded, and no adoption procedure of certain recent texts has yet begun.

The content of this publication is in compliance with IAS 34 concerning interim financial information, which allows the publication of condensed half-year financial statements as well as selected notes to the financial statements.

The entry into force of the other standards with mandatory application after 1 January 2015 had no impact on the condensed financial statements for the six months ended 30 June 2015.

The CEB did not apply in advance the new standards, amendments or interpretations adopted by the European Union since their application was still optional in 2015.

The half-year financial statements are unaudited.

This interim financial information is to be read together with the financial statements prepared for the year ended 31 December 2014 (available on the Bank’s website www.coebank.org).

The reported half-year profits do not necessarily reflect full-year profits.

CEB – Condensed Interim Financial Statements as at 30 June 2015	8

Note B – Ratios

As a multilateral development bank (MDB), the CEB is not subject to its Member States’ regulatory framework, Basel Committee recommendations or European Union directives. Although the CEB follows the recommendations of the Basel Committee (Basel II/III framework), its prudential framework is based on its own ratios.

The CEB’s revised prudential framework, in force since 1 January 2014, is organised around three main pillars: capital adequacy, liquidity and leverage, through six prudential indicators (ratios), thus providing the Bank with the necessary tools to monitor its risks in compliance with the banking sector’s best practices and in accordance with the CEB’s business objectives as defined in the Development Plan 2014-2016.

Prudential framework	30/06/2015	30/06/2014	31/12/2014	Limit
Capital Adequacy Basel II/III	24.5%	23.2%	25.5%	> 10.5%
Gearing	1.69	1.69	1.67	< 2.5
Indebtedness	6.97	7.71	6.95	< 12
Treasury Assets	3.42	3.98	3.35	< 6
Liquidity	141.3%	123.7%	164.3%	> 50%
Short-term liquidity:
1 month	503%	728%	456%	> 100%
3 months	273%	366%	246%	> 100%
6 months	182%	263%	176%	> 100%
1 year	143%	158%	122%	> 100%
Adjusted cost-to-income ratio (1)	28.0%	23.5%	24.3%

(1)

 The adjusted cost-to-income ratio equals general operating expenses (including net depreciation and amortization charges on fixed assets) divided by net banking income. It is calculated by eliminating unrealised gains/losses without economic substance, by netting of cost-recovery income from fiduciary activities against general operating expenses, and by eliminating other technical and/or one-off effects in the CEB’s accounts.

Capital adequacy ratio (CAR Basel II/III) under the Standardised Approach - a measure of the CEB’s prudential equity* (Ep) expressed as a percentage of its total risk-weighted assets* (RWA). The capital adequacy ratio, reached 24.5% at 30 June 2015, slightly decreasing compared to 25.5% at end of December 2014, due to an increase in risk-weighted assets outpacing CEB’s prudential equity increase.

Gearing ratio compares loans outstanding (after swap and credit enhancement) to own funds* and establishes a volume ceiling (as opposed to a credit risk ceiling) for the CEB’s loan activity. This ratio is intended to provide a better view of the volume of loans outstanding compared to own funds (including equity and uncalled capital), thus allowing for comparability with other International Financial Institutions. The limit is fixed at 2.5 (two and a half times own funds), i.e. € 18.9 billion. The ratio stood at 1.69 at 30 June 2015 slightly increasing compared to 1.67 at end of December 2014 owing to the increase in loans outstanding higher than CEB’s own funds.

The prudential ratios for indebtedness, treasury assets, liquidity and short-term liquidity remain within their respective limits. The variations (increase or decrease) solely reflect the Bank’s activity development (treasury, lending and debt).

(*)	See also the Report of the Governor 2014 (Note B)

CEB – Condensed Interim Financial Statements as at 30 June 2015	9

Note C – Financial assets and liabilities

Financial assets and liabilities are presented in the table below according to their accounting valuation rules.

Conditions for loans disbursements are equivalent to those implemented by other financial institutions that operate on the supranational banks market. Reflecting its preferred creditor status, the Bank does not sell this type of receivables.

In thousand euros

30 June 2015	At fair value through profit or loss	At fair value through equity	Amortised cost	Carrying value
Assets
Cash in hand, balances with central banks			373,763	373,763
Financial assets at fair value through profit or loss	1,739,803			1,739,803
Hedging derivative instruments	946,826			946,826
Available-for-sale financial assets		3,997,236		3,997,236
Loans and advances to credit institutions and to customers			16,947,235	16,947,235
Financial assets held to maturity			2,766,953	2,766,953

Total financial assets	2,686,629	3,997,236	20,087,951	26,771,816
Liabilites
Financial liabilities at fair value through profit or loss	207,095			207,095
Hedging derivative instruments	571,821			571,821
Amounts owed to credit institutions and to customers			244,860	244,860
Debt securities in issue			21,216,322	21,216,322
Social Dividend Account (SDA)			68,237	68,237

Total financial liabilities	778,916		21,529,419	22,308,335

In thousand euros
31 December 2014	At fair value through profit or loss	At fair value through equity	Amortised cost	Carrying value
Assets
Cash in hand, balances with central banks			203,897	203,897
Financial assets at fair value through profit or loss	1,275,571			1,275,571
Hedging derivative instruments	1,103,889			1,103,889
Available-for-sale financial assets		4,806,719		4,806,719
Loans and advances to credit institutions and to customers			15,290,800	15,290,800
Financial assets held to maturity			2,812,026	2,812,026

Total financial assets	2,379,460	4,806,719	18,306,723	25,492,902
Liabilites
Financial liabilities at fair value through profit or loss	177,430			177,430
Hedging derivative instruments	654,265			654,265
Amounts owed to credit institutions and to customers			257,789	257,789
Debt securities in issue			20,472,364	20,472,364
Social Dividend Account (SDA)			70,296	70,296

Total financial liabilities	831,695		20,800,449	21,632,144

CEB – Condensed Interim Financial Statements as at 30 June 2015	10

Note D – Loans and advances to credit institutions and to customers

This heading covers loans to credit institutions and to customers as well as deposits to credit institutions.

In thousand euros

Breakdown of loans by category of borrower	30/06/2015	31/12/2014
Loans to credit institutions
Loans	7,399,374	7,339,202
Interest receivable	18,359	18,393
Unpaid receivables	1,279	1,278
Depreciation of loans to credit institutions (*)	(1,879)	(1,878)
Sub-total	7,417,133	7,356,995
Loans to customers
Loans	5,336,891	5,228,337
Interest receivable	22,872	21,927
Sub-total	5,359,763	5,250,264
Value adjustment of loans hedged by derivative instruments	280,536	384,344
Total loans	13,057,432	12,991,603
Other loans and advances
Advances repayable on demand	221,863	221,955
Advances with agreed maturity dates or periods of notice	3,667,789	2,077,214
Sub-total	3,889,652	2,299,169
Interest receivable	151	28
Total other advances	3,889,803	2,299,197

(*)	Change in this balance concerns accrued interest of an impaired loan

CEB – Condensed Interim Financial Statements as at 30 June 2015	11

The breakdown of outstanding loans by borrowers’ country is included in the table below.

			In thousand euros

Breakdown by borrowers’ country location	30/06/2015%		31/12/2014%

Poland	1,826,445	14.34	1,715,502	13.65
Spain	1,630,206	12.80	1,532,463	12.19
Turkey	1,193,139	9.37	1,176,544	9.36
France	1,138,882	8.94	1,133,588	9.02
Hungary	965,664	7.58	985,969	7.85
Romania	891,731	7.00	880,880	7.01
Belgium	860,131	6.75	823,656	6.55
Cyprus	610,378	4.79	618,903	4.92
Germany	498,887	3.92	640,522	5.10
Italy	399,406	3.14	434,005	3.45
Croatia	291,431	2.29	280,741	2.23
Slovak Republic	270,588	2.12	183,075	1.46
Finland	260,792	2.05	279,292	2.22
Czech Republic	228,932	1.80	196,516	1.56
Portugal	221,183	1.74	222,745	1.77
Iceland	189,806	1.49	182,893	1.46
Denmark	186,667	1.47	186,667	1.49
Lithuania	140,986	1.11	141,700	1.13
Ireland	137,305	1.08	117,689	0.94
Slovenia	132,947	1.04	115,761	0.92
Serbia	108,074	0.85	111,927	0.89
Albania	106,037	0.83	106,789	0.85
Bulgaria	97,985	0.77	88,631	0.71
Latvia	68,790	0.54	83,107	0.66
“the former Yugoslav Republic of Macedonia”	68,023	0.53	67,133	0.53
Sweden	56,200	0.44	107,935	0.86
Bosnia and Herzegovina	52,406	0.41	53,929	0.43
Malta	30,300	0.24	37,850	0.30
Moldova (Republic of)	23,977	0.19	22,626	0.18
Estonia	20,503	0.16	23,245	0.18
Georgia	15,640	0.12	6,177	0.05
Montenegro	12,829	0.10	9,079	0.07
Total	12,736,265	100.00	12,567,539	100.00

CEB – Condensed Interim Financial Statements as at 30 June 2015	12

Note E – Amounts owed to credit institutions and to customers and debt securities in issue

In thousand euros

	30/06/2015	31/12/2014

Amounts owed to credit institutions and to customers
Interest-bearing accounts	144,823	157,714
Borrowings and term deposits	100,000	100,000
Interest payable	37	75
Total	244,860	257,789

Debt securities in issue
Bonds	19,668,137	19,374,270
Euro Commercial Paper	657,544
Interest payable	254,061	274,876
Value adjustment of debt securities in issue hedged by derivative instruments	636,580	823,218
Total	21,216,322	20,472,364

CEB – Condensed Interim Financial Statements as at 30 June 2015	13

Note F – Capital

Capital breakdown by Member State at 30 June 2015 and 31 December 2014 is presented below:

In thousand euros

Members	Subscribed capital	Uncalled capital	Called capital	Voting rights

France	915,770	814,114	101,656	16.735%
Germany	915,770	814,114	101,656	16.735%
Italy	915,770	814,114	101,656	16.735%
Spain	597,257	530,958	66,299	10.914%
Turkey	388,299	345,197	43,102	7.096%
Netherlands	198,813	176,743	22,070	3.633%
Belgium	164,321	146,083	18,238	3.003%
Greece	164,321	146,083	18,238	3.003%
Portugal	139,172	123,724	15,448	2.543%
Sweden	139,172	123,724	15,448	2.543%
Poland	128,260	114,023	14,237	2.344%
Denmark	89,667	79,712	9,955	1.639%
Finland	69,786	62,039	7,747	1.275%
Norway	69,786	62,039	7,747	1.275%
Bulgaria	62,459	55,526	6,933	1.141%
Romania	59,914	53,264	6,650	1.095%
Switzerland	53,824	43,229	10,595	0.984%
Ireland	48,310	42,948	5,362	0.883%
Hungary	44,788	39,816	4,972	0.818%
Czech Republic	43,037	38,260	4,777	0.786%
Luxembourg	34,734	30,878	3,856	0.635%
Serbia	25,841	22,973	2,868	0.472%
Croatia	21,376	19,003	2,373	0.391%
Cyprus	19,882	17,676	2,206	0.363%
Slovak Republic	18,959	16,854	2,105	0.346%
Albania	13,385	11,899	1,486	0.245%
Latvia	12,808	11,387	1,421	0.234%
Estonia	12,723	11,311	1,412	0.233%
“the former Yugoslav Republic of Macedonia”	12,723	11,311	1,412	0.233%
Lithuania	12,588	11,191	1,397	0.230%
Slovenia	12,295	10,930	1,365	0.225%
Iceland	10,144	9,018	1,126	0.185%
Malta	10,144	9,018	1,126	0.185%
Georgia	9,876	8,780	1,096	0.180%
Bosnia and Herzegovina	9,689	8,614	1,075	0.177%
Montenegro	6,584	5,853	731	0.120%
Kosovo	6,559	5,831	728	0.120%
Moldova (Republic of)	5,488	4,878	610	0.100%
San Marino	4,867	4,206	661	0.089%
Liechtenstein	2,921	2,374	547	0.053%
Holy See	137	107	30	0.003%

Total	5,472,219	4,859,802	612,417	100.000%

In 2013, further to Kosovo’s adhesion, the subscribed capital increased by € 6 559 thousand. The called capital (€ 728 thousand) and the contribution to the reserves (€ 2 138 thousand) are scheduled in four equal annual instalments. The first two instalments in a total amount of € 1 433 thousand have been paid for capital and reserves. The total of the two outstanding instalments is detailed below:

In thousand euros

Member	Capital	Reserves	Total
Kosovo	364	1,069	1,433
Total	364	1,069	1,433

CEB – Condensed Interim Financial Statements as at 30 June 2015	14

Note G – Interest margin

Income and expenses are accounted for in accordance with the effective interest rate method (interest, commissions and charges).

Changes in value of financial instruments, calculated exclusive of accrued interest, are accounted for under “Net gains or losses from financial instruments at fair value through profit or loss”.

Interest income and expenses of fair value hedging derivatives are shown together with the income and expenses arising from those items for which they provide risk coverage.

In thousand euros

	30/06/2015	30/06/2014

Available-for-sale financial assets
Securities transactions	22,070	25,092
Hedging derivatives	(15,442)	(13,226)
Sub-total	6,628	11,866

Loans and advances to credit institutions and to customers
Loans (exclusive of interbanking)	87,080	102,391
Hedging derivatives	(47,548)	(48,815)
Advances	(1,200)	3,775
Sub-total	38,332	57,351

Financial assets held to maturity
Securities transactions	46,661	48,099
Sub-total	46,661	48,099

Amounts owed to credit institutions and to customers
Interest-bearing accounts and deposits	551	(1,298)
Sub-total	551	(1,298)

Debt securities in issue
Bonds	(237,123)	(269,528)
Hedging derivatives	231,237	241,155
Sub-total	(5,886)	(28,373)
Other interest expenses and similar charges	(1,782)	(2,690)
Interest margin	84,504	84,955

CEB – Condensed Interim Financial Statements as at 30 June 2015	15